Exhibit 99.1

DRAFT-DRAFT-DRAFT

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	jill@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES FIRST QUARTER RESULTS

System Utilization, Disposables Sales and International Sales Highlight Return to Growth

Mountain View, Calif., April 29, 2004 . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced improved sales and net results for its first quarter ended March 31, 2004, compared to the prior year period ended March 31, 2003, as a result of higher disposable radiofrequency (RF) electrode revenues, better RF utilization in the company’s domestic accounts and lower operating expenses.

Total sales for this year’s first quarter were $4.6 million, up slightly compared to $4.5 million for the year-earlier period, which included $522,000 in sales to the company’s Japanese distributor not repeated in the first quarter of 2004. First quarter 2004 total sales included $350,000 in new system sales and associated supplies, with $3.3 million in utilization sales as measured by sales of RF electrodes to existing United States customers, and $970,000 of international sales. U.S. utilization sales increased 31 percent in the first quarter of 2004 as compared to $2.5 million in the first quarter of 2003.

Sequentially, total sales in the first quarter of 2004 grew by 11 percent compared to sales of $4.2 million in the fourth quarter of 2003. U.S. utilization sales in the first quarter of 2004 increased 15 percent sequentially from utilization sales of $2.9 million in the fourth quarter of 2003. Average selling prices of RF electrodes in the U. S. also increased in the first quarter of 2004 as compared to the fourth quarter of 2003.

The balance of cash, cash equivalents and marketable securities was $8.1 million at March 31, 2004, down from $9.5 million at December 31, 2003. At March 31, 2004 the Company had a current ratio of 5.4:1, total assets of $19.6 million, stockholders’ equity of $17.1 million and no outstanding debt.

President and Chief Executive Officer Joseph M. DeVivo commented, “Measurable progress was made on all of our primary initiatives in the first quarter. Our focus on utilization paid off as procedure volume at existing customers jumped in the period, while costs remained in-line with our plan. International growth also reversed its earlier trends as enthusiasm for the procedure, based on strong clinical data in key European markets, had a significant impact on demand.”

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RITA MEDICAL SYSTEMS ANNOUNCES FIRST QUARTER 2004 RESULTS

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Operating expenses for the first quarter of 2004 declined 12 percent to $5.2 million from $5.9 million in the prior year period. The net loss for the first quarter of 2004 was $2.2 million, or $0.12 per share, compared to a net loss of $2.9 million, or $0.17 per share, for the first quarter of 2003. Operating expenses grew by 8 percent sequentially compared to the fourth quarter of 2003. The Company’s loss per share of $0.12 in the first quarter of 2004 equaled the $0.12 loss per share achieved in the fourth quarter of 2003.

U.S. sales for the first quarter of 2004 were 79 percent of total sales compared to 71 percent of total sales for the year-earlier period. International sales growth excluding the Japanese market was approximately 24 percent over last year’s first quarter. Disposable sales represented 94 percent of total sales for the first quarter of 2004 compared to 88 percent of total sales in the first quarter of 2003, indicating improving system utilization across all markets.

Webcast Information

Management will host a conference call to be broadcast live on the Internet today at 11:30 a.m. EDT (Eastern). Those interested in listening to the live webcast may do so by going to the Investor Relations/Overview section of the Company’s website at http://www.ritamedical.com/.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radio frequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the use of the Company’s technology and the Company’s future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

TABLES FOLLOW

RITA MEDICAL SYSTEMS ANNOUNCES FIRST QUARTER 2004 RESULTS

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RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2004	2003
Sales	$4,644	$4,497
Cost of goods sold	1,615	1,574

Gross profit	3,029	2,923

Operating expenses:
Research and development	843	1,358 *
Selling, general and administrative	4,366	4,564

Total operating expenses	5,209	5,922

Loss from operations	(2,180)	(2,999)
Interest income and other expense, net	10	75

Net loss	$(2,170)	$(2,924)

Net loss per common share, basic and diluted	$(0.12)	$(0.17)

Shares used in computing net loss per common share, basic and diluted	17,998	17,223

*	Includes $363 in expenses related to patent litigation.

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RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$6,122	$4,580
Marketable securities	1,726	4,022
Accounts and note receivable, net	3,006	2,990
Inventories, net	1,777	2,192
Prepaid assets and other current assets	796	1,028

Total current assets	13,427	14,812
Long term marketable securites	264	933
Long term note receivable, net	315	338
Property and equipment, net	905	1,089
Intangibles and other assets	4,720	4,861

Total assets	$19,631	$22,033

Liabilities and stockholders’ equity
Current liabilities	$2,487	$2,926
Long term liabilities	25	23
Stockholders’ equity	17,119	19,084

Total liabilities and stockholders’ equity	$19,631	$22,033

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